EXHIBIT 24


                           LIMITED POWER OF ATTORNEY

     BE IT KNOWN, that John V. Hanson has made and appointed, and by these presents does make and appoint, Raymond M. Beebe, acting individually, in his capacity as compliance officer for Winnebago Industries, Inc., true and lawful attorney for him and in his name, place and stead, for the following specific and limited purposes only:

          To sign any and all documents required by the Securities and Exchange Commission to ensure compliance with the rules and regulations thereof by me in connection with any transactions I may complete involving the stock of Winnebago Industries, Inc.

giving and granting said attorney full power and authority to do and perform all and every act and thing whatsoever necessary to be done in and about the specific and limited premises set out herein as fully, to all intents and purposes, as might or could be done if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorney shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of June, 2003.

                                   /s/ John V. Hanson
                                   --------------------
                                   John V. Hanson

STATE OF IOWA       )
                    )ss:
COUNTY OF HANCOCK   )

     The foregoing instrument was acknowledged by me this 17th day of June, 2003, by John V. Hanson who is personally known by me or who has produced Texas Drivers License as identification and who did not take an oath.

                                   /s/ Karen C. Jefson
                                   ----------------------------------
                                   Notary Public               (SEAL)
                                   State of Iowa
                                   My Commission Expires: 5-11-2004

NOTARY STAMP
KAREN C. JEFSON
NOTARY PUBLIC
State of Iowa
Comm. Exp. 05-11-2004